Exhibit 16.1

November 29, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated November 29, 2023, of SL Green Realty Corp. and SL Green Operating Partnership, L.P., and are in agreement with the statements contained in paragraphs 1 through 5 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP